Certificate of Trust
of
Redwood Capital Trust II

This Certificate of Trust of Redwood Capital Trust II (the “Trust”), is being duly executed and filed by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. Code, § 3801 et seq.) (the “Act”).

1.           Name.   The name of the statutory trust formed hereby is Redwood Capital Trust II.

2.           Delaware Trustee.   The name and business address of the trustee of the Trust having its principal place of business in the State of Delaware are Wells Fargo Delaware Trust Company, N.A., 919 North Market Street, Suite 1600, Wilmington, Delaware, 19801.

3.           Effective Date.   This Certificate of Trust shall be effective upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

WELLS FARGO DELAWARE TRUST
COMPANY, N.A., not in its individual
capacity but solely as trustee

By:	/s/ Tracy M. McLamb
Name: Tracy M. McLamb
Title: Vice President